Exhibit 10.1

TERMINATION AND CONSULTING AGREEMENT

This Termination and Consulting Agreement (the “Agreement”) is made this 5th day of January, 2012, by and between Robert Towers (“Towers”), residing at 37 Marbourne Drive, Mamaroneck, New York 10543 and ARK Restaurants Corp. (“ARK”), a New York corporation with offices at 85 Fifth Avenue, 14th Floor, New York, New York 10003-3019.

WHEREAS, ARK has employed Towers since November 1983 (the “Employment”), pursuant to which Towers was last employed as President, Chief Operating Officer and Treasurer of ARK;

WHEREAS, Towers and ARK have agreed that effective as of December 31, 2011 Towers will resign all of his positions as an officer (including, without limitation, President) and employee of ARK; and

WHEREAS, the parties herein wish to terminate the Employment on the terms and conditions contained herein.

NOW THEREFORE, it is agreed as follows:

Towers acknowledges and agrees that he has received all standard compensation payments and reimbursements due to him by ARK. No other benefits or payments are to be provided to Towers by ARK or any other party hereto, except as provided in this Agreement. In return for this Agreement and for Towers’ voluntary resignation from all positions with ARK and in full and final settlement, compromise and release by Towers of ARK the parties hereto agree to the following:

1.                  Employment. It is agreed that Towers’ Employment is hereby terminated effective January 1, 2012 (“Termination Date”). In this connection Towers will execute a letter of resignation, a copy of which is attached as Exhibit “A” hereto.

2.                  Options. All options and similar rights held by Towers to purchase common stock and other securities of ARK are hereby fully vested, and may be exercised until their date of expiration.

3.                  Severance. Towers has elected to receive a lump sum severance payment of Four Hundred Thousand Four Hundred ($400,400) Dollars equal to Towers’ last year salary. This severance money shall be paid to Towers on or about January __, 2012, but no later than 30 days after the execution of this Agreement. This is in full satisfaction of all obligations of ARK to Towers, except as otherwise set forth herein, and in exchange for the covenants on Towers’ part contained herein. Towers will be entitled to any other rights, compensation (excluding severance payments), and/or benefits as may be due to him in accordance with the provisions of any benefit plans or programs of the ARK in which he is presently enrolled.

4.                  Loan Forgiveness. As of the date hereof, Towers is indebted to ARK in the amount of $67,778.13, with respect to interest bearing loans made to him in connection with the receipt of stock options and with respect to certain other executive loans (together the “Loans”), and upon the execution of this Agreement the Loans shall be and are forgiven.

5.                  Medical. Towers and his wife shall continue to be covered by ARK’s medical, dental and prescription drug insurance plans on the same basis as is in effect on the date of this Agreement, subject to changes of general applicability for senior executive officers. In addition, ARK shall provide supplemental insurance coverage via ArmadaCare’s Supplemental Executive Health Reimbursement Program, or similar program. The foregoing coverage will be provided for a period of three (3) years ending December 31, 2014 (the “Benefits Term”). ARK shall pay a maximum of $25,000 per year for all medical and dental coverage for Towers and his wife. In the event ARK pays less than $25,000 in any one year for the foregoing benefits, it shall pay Towers the difference in January of the following year. In the event ARK, can no longer provide benefits, or Towers elects not to be covered under ARK’s insurance plan, Towers will be paid up to $25,000 per year in lieu of the benefits. In the event that Towers or his wife become ineligible for ARK’s medical plan COBRA coverage as a result of becoming eligible for Medicare, ARK shall provide additional Medicare coverage through a supplemental Medicare plan and supplemental dental, drug and vision care plan, if available. In the event that Towers obtains other employment before the end of the Benefits Term, which provides medical benefits, he shall continue to be covered by ARK until the benefits provided by his new employer become effective. Once such coverage is provided to Towers by his new employer ARK will cease making payments on his behalf.

6.                  Cooperation. Towers agrees that after the Termination Date, if necessary and upon the request of ARK, he shall cooperate with and assist ARK in undertaking and preparing for legal and other proceedings relating to the affairs of ARK and its subsidiaries. Towers shall be reimbursed for the reasonable expenses incurred in connection with any such cooperation and/or assistance, and, after the Termination Date, shall receive from ARK additional reasonable per diem compensation in connection therewith.

Subject to the Covenants and Restrictions set forth herein, Towers may engage in, invest in, participate in, or otherwise enter into, any other businesses or professions of every nature and description, now or hereafter existing, individually or with others, whether or not such businesses or professions compete directly with ARK.

7.                  Covenants and Restrictions.

(i)                 Towers acknowledges that during his employment by ARK and his time as an officer and director of ARK, he has acquired or been involved in the development of certain confidential information and trade secrets of ARK, its subsidiaries and affiliates.

Towers hereby covenants and agrees that Towers will not at any time subsequent to the date hereof and continuing for a period of Three (3) years from the date of this Agreement, directly or indirectly, reveal, divulge, use (whether or not for his own profit) or make known to any person or entity any Confidential Information (as hereinafter defined) made known to Towers or of which Towers has become aware, regardless of whether developed, prepared, devised or otherwise created in whole or in part by the efforts of Towers and (1) except to the extent so authorized in writing by ARK, (2) except as required by law, or (3) except with Tower’s accountant(s), lawyer(s), and members of his immediate family on a need-to-know basis, whom he shall ask to keep the terms confidential.

(ii)               For purposes of this Agreement, the term “Confidential Information” shall mean (i) the existence and terms of this Agreement and the nature of the relationship contemplated hereby, (ii) any technical, scientific or engineering information relating to the products and/or services of ARK or ARK’s affiliates, including any entity with whom ARK has entered into an acquisition agreement or other binding or non-binding agreement related to the acquisition of a third party by ARK hereto , (iii) information relating to any customer of ARK, including without limitation, the names, addresses, telephone numbers and sales records of, or pertaining to any such customer, and (iv) price lists, sales, sales volume, sales methods, methods of operation, buildings, sales proposals, leasing methods, leasing sources, identity of clients, prospective clients, sources of supplies, building materials, computer programs, software and hardware and similar information pertaining to ARK. Notwithstanding anything contained herein to the contrary, Confidential Information as used herein shall not include that which (i) was in the public domain prior to receipt hereunder, (ii) subsequently becomes known to Towers as a result of disclosure by third parties not in the course of this Agreement, (iii) subsequently comes into the public domain through no fault of Towers, (iv) information not clearly marked “confidential” or (v) information neither identified as “confidential” by ARK or reasonably treated by ARK to prevent the unauthorized use, disclosure, dissemination, or publication.

(iii)             Towers further covenants and agrees that upon the execution of this Agreement, he has delivered to ARK (and has not retained any copies of) all tangible embodiments of all Confidential Information in his possession, including, without limitation, all account lists, records and data related to all clients of ARK and any written or electronic files related to the foregoing. Furthermore, Towers will retain any and all intangible Confidential Information in trust for the sole benefit of ARK, and will not divulge or deliver or show any of such Confidential Information to any unauthorized person and will not make use of or in any manner seek to turn to account any of such Confidential Information in an independent business however unrelated to the business of ARK.

8.                  Proprietary Property.

(i)                 The parties hereto hereby agree that Proprietary Property (as hereinafter defined) shall be the sole and exclusive property of ARK. For purposes hereof, the term ‘Proprietary Property” shall mean tangible inventions, discoveries, improvements and ideas, whether patentable or not, developed prior to the date hereof solely by Towers or jointly with others, which relate to ARK’s business, including any of ARK’s Confidential Information or any of such companies’ products, services, processes, technology, research, product development, leases or marketing programs.

(ii)               Towers shall promptly disclose to ARK in writing all Proprietary Property, including those in the formative ages, in his possession and, in accordance with Section 8(iii) above, shall promptly deliver to ARK any and all Proprietary Property that he may have in his possession.

(iii)             Towers hereby agrees and acknowledges that he has no present right, title or interest in or with respect to any Proprietary Property and will not in the future acquire any such right, title or interest therein without the written consent of ARK. In addition, Towers covenants and agrees that he will at any time, promptly upon the request and at the expense of ARK, execute any and all patent and trademark applications and assignments so requested and take any and all action as required by ARK to perfect and maintain the rights and interests of such party or parties in and with respect to the Proprietary Property.

(iv)             During the three year period from the date of this Agreement, Towers will not, directly or indirectly, lecture upon, publish articles concerning, use, disseminate, disclose, sell or offer for sale any Proprietary Property without the prior written permission of ARK.

9.                  Termination. The provisions of this Agreement shall survive the expiration or any termination hereof, and shall remain in full force and effect following such expiration or termination to the maximum extent permitted by applicable law. The Parties specifically acknowledges and agrees that the covenants, agreements and representations made by them hereunder may be enforced against the other in accordance with their terms for the maximum permissible duration following any expiration or termination, for whatever reason, of this Agreement.

10.              Disparagement; Public Announcements. The Parties covenant and agree that they shall not disclose any negative information (whether or not in the public domain or otherwise confidential) regarding any other party to this Agreement, or any of their respective principals, officers, directors, shareholders or affiliates, make any negative comments or otherwise disparage or reflect unfavorably upon the reputation, image and/or character of any such party. Neither Party shall make any public announcements regarding this Agreement, the subject matter hereof or any other matter related to any of the other parties hereto, without the permission of the other Party and further agree that the content and/or wording of any press release or other public disclosure that refers to Towers’ separation from ARK as President, Chief Operating Officer and Treasurer, hereunder shall be mutually agreed to by and between ARK and Towers in advance of its release.

ARK agrees that it will provide to Towers, at his request, a favorable and appropriate letter of recommendation to prospective employers of Towers. Towers agrees to request that all prospective employers direct their requests for reference information to ARK's Chief Executive Officer. ARK agrees that requests for reference information concerning Towers which it receives shall be directed to its Chief Executive Officer.

11.              Waiver and Release. In consideration of the payments to be made and consideration set forth in Sections 3, 4 and 5 of this Agreement, Towers irrevocably and unconditionally releases and forever discharges, gives up and waives any and all claims and rights he had, has or may have against ARK existing at any time up to and including the date of this Agreement. This release shall also apply to all of the directors, officers, shareholders, affiliates, agents, employees and representatives of ARK, and against all who succeed to any of the rights and responsibilities of any of the foregoing parties (collectively, the “Towers’ Released Parties”).

12.              Indemnity. Specifically, Towers releases the Towers’ Released Parties from any and all claims, charges, demands, suits, rights or causes of action, at law or equity or otherwise, including, but not limited to, claims, charges, demands, suits, causes or rights of action relating to breach of contract or public policy, wrongful, retaliatory or constructive discharge, any claims under Title VII of the Civil Rights Act of 1964, as amended, claims under the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, 42 U.S.C. Sections 12116, et seq., The Family Medical Leave Act, The New York Civil Rights Law, The New York Workers’ Compensation Law, claims for any other type of discrimination, personal injury, additional compensation or fringe benefits, and any and all rights to or claims for continued employment, attorneys’ fees or damages (including contract, compensatory, punitive or liquidated damages), or equitable relief which Towers may ever have had, has now or may ever have in the future or which Towers’ heirs, executors or assigns can or shall have, against any or all of them, whether known or unknown, on account of or arising out of his employment with ARK (including its subsidiaries or affiliates) or any related entities or his separation from such employment. Towers specifically waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by Towers to exist. Notwithstanding the foregoing, this release shall not include (1) any claims based on obligations created by or reaffirmed in this Agreement and (2) any act, omission or transaction for which Towers’ Released Parties may not be relieved of liability under applicable law.

Except as expressly provided below, ARK and its successors and assigns do hereby irrevocably, unconditionally and completely release and forever discharge Towers, his spouse, representatives, heirs, successors, and assigns (collectively “ARK Released Parties”) from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, matured or unmatured, which ARK may have now or in the future arising from any act or omission or condition occurring on or prior to the Effective Date (including, without limitation, the future effects of such acts, omissions, or conditions), arising from or in any way related to

Towers’ employment or position as an Officer or Director, including, without limitation, the termination thereof, whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation. Notwithstanding the foregoing, this release shall not include (1) any claims based on obligations created by or reaffirmed in this Agreement and (2) any act, omission or transaction for which an Officer or Director may not be relieved of liability under applicable law.

For six (6) years following the date of Towers’ separation as an officer and/or director of ARK, ARK will cover Towers by such officers and directors insurance coverage on substantially the same terms and levels that it provides to its senior executive officers, at ARK’s sole cost and expense. In addition, ARK shall indemnify and hold Towers harmless to the fullest extent provided by its Articles of Incorporation and Bylaws as they exist on the date hereof with regards to actions or inactions in relation to Towers’ duties performed at ARK on or before the date of this Agreement.

13.              Representation and Covenants of Towers. Towers represents and certifies that he:

(i)                 understands the importance of this agreement and has read its entire contents carefully;

(ii)               has been advised and encouraged by ARK to consult with an attorney of Towers’ choosing;

(iii)             has been given at least twenty-one (21) days to review this Agreement and to consult with an attorney prior to execution of this Agreement;

(iv)             has been advised that any modifications, material or otherwise made to this Agreement does not restart or affect in any manner the original twenty-one (21) consideration period;

(v)               fully understands the provisions of the Agreement;

(vi)             has determined that it is in his best interest to enter into this Agreement;

(vii)           has not been influenced to sign this Agreement by any statement or representation by ARK or any other party to this Agreement, or any party acting on behalf of any of the foregoing, not contained in this Agreement;

understands that he may revoke (cancel) this Agreement within seven (7) calendar days after the date he signs it by written notification to ARK, 85 Fifth Avenue, 14th Floor, New York, New York 10003-3019; Att:. Michael Weinstein. Such notification must be received by Michael Weinstein no later than the seventh day after the date of execution. Oral notification will not act to revoke this Agreement;

(viii)         enters into this Agreement knowingly and voluntarily.

Towers further represents and warrants to ARK that he has at all times during the course of his employment by ARK (including its subsidiaries and affiliates), performed his duties in accordance with his fiduciary and other duties to ARK and its shareholders, and in accordance with applicable laws, rules and regulations.

14.              Property of ARK. No later than January 2012, Towers shall vacate his office and handover to ARK all passkeys, credit cards and all other ARK property in his possession, including but not limited to, documents, files, computer equipment and software, if any, and all recorded information pertaining to ARK’s business.

15.              Specific Performance. Towers acknowledges that his breach or threatened violation of any of the covenants contained in this Agreement, specifically including Sections 7, 8, 10, 11, or 14 hereof, may cause irreparable damage to ARK, for which remedies at law would be inadequate. Towers further acknowledges that all such covenants are essential terms and conditions of this Agreement. Towers therefore agrees that ARK shall be entitled, without the necessity of posting bond, to a decree or order by any court of competent jurisdiction enjoining such threatened or actual violation of any of such covenants. Such decree or order, to the extent appropriate, shall specifically enforce the full performance of any such covenant by Towers and Towers hereby consents to the jurisdiction of any such court of competent jurisdiction. This remedy shall be in addition to all other remedies available to the other parties to this Agreement at law or equity. If any portion of any such covenant shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to modify to the extent practicable, or delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of such covenant in the jurisdiction in which such adjudication is made.

16.              Miscellaneous

(a)                            This Agreement shall inure to the benefit of and be binding upon ARK and its subsidiaries or affiliates, successors and assigns, and upon Towers and his heirs, executors, administrators, legatees and legal representatives.

(b)                           Should any part of this Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in fill force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any portion which may for any reason be declared invalid.

(c)                            This Agreement shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State. Each of the parties hereto hereby consents to the venue and jurisdiction of the courts of the State of New York for any action or proceeding relating to this Agreement, and hereby waives any objection based on the convenience of such forum, or otherwise.

(d)                           This Agreement and all rights hereunder are personal to Towers and shall not be assignable, and any purported assignment in violation thereof shall be null and void. Any person, firm or corporation succeeding to the business of ARK by merger, consolidation, purchase of assets or otherwise, shall assume by contract or operation of law the obligations of ARK hereunder; provided, however, that ARK shall, notwithstanding such assumption and/or assignment, remain liable and responsible for the fulfillment of the terms and conditions of the Agreement on the part of ARK.

(e)                            This Agreement constitutes the entire agreement between the parties hereto with respect to the terms and conditions of Towers’ engagement by ARK as distinguished from any other contractual arrangements between the parties pertaining to or arising out of theft relationship, and this Agreement supersedes and renders null and void any and all other prior oral or written agreements, understandings, or commitments pertaining to Towers’ engagement by ARK. This Agreement may only be amended upon the written agreement of both parties hereto.

(f)                            Any notice, statement, report, request or demand required or permitted to be given by this Agreement shall be in writing, and shall be sufficient if delivered in person or if addressed and sent by certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth above, or at such other place that either party may designate by notice in the foregoing manner to the other. If mailed as aforesaid, any such notice shall be deemed given three (3) days after being so mailed.

(g)                           The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(h)                           In the event a lawsuit is instituted by any party concerning a dispute under this Agreement, the prevailing party in such lawsuit shall be entitled to recover all reasonable attorneys’ fees, costs of suit and expenses (including fees, costs of expert witnesses), in addition to whatever damages or other relief the injured party is otherwise entitled to under law and in connection with such dispute.

(i)                             The headings of the paragraphs herein are inserted for convenience and shall not affect any interpretation of this Agreement.

(j)                             This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ARK RESTAURANTS CORP.

By:	/s/ Michael Weinstein
Chief Executive Officer MICHAEL WEINSTEIN

s/s Robert Towers
ROBERT TOWERS